Exhibit 99.1

NEWS RELEASE

For Release on April 15, 2016	Contact: Steven D. Lance
4:06 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Receives $4.5 Million Order for High Performance YIG Tuned Filter Products

SAN RAMON, Calif. — April 15, 2015 -- Giga-tronics Incorporated (Nasdaq: GIGA) announced today that it has received a $4.5 million order extending ongoing production of its high performance YIG filters for a major aerospace company. The Company will start shipments this month, and expects the order will take 9 to 12 months to fulfill. John Regazzi, President and CEO of Giga-tronics, said “We are pleased to see a 50% increase over the $3.0 million order we received last year associated with this program, demonstrating our customer’s continued confidence in Giga-tronics to deliver this sole sourced product on time, while meeting their high standards for quality and reliability.”

      Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth, shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 28, 2015 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".